Exhibit 99.1

HFF, Inc. reports first quarter 2015 financial and transaction production results

PITTSBURGH, PA – April 29, 2015 - HFF, Inc. (NYSE: HF) (the Company or HFF) reported today its financial and production volume results for the first quarter of 2015. Based on transaction volume, HFF, through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S., providing commercial real estate and capital markets services to both the consumers and providers of capital in the commercial real estate sector.

First Quarter 2015 Highlights

•	Revenue grew 24.0% to $94.3 million compared to the same period in 2014.

•	Net income per diluted share improved 150% to $0.25 per diluted share, as compared to $0.10 during the prior year’s first quarter.

•	Adjusted EBITDA increased 50.7% to $17.8 million compared to the first quarter of 2014.

“We are very pleased with our performance in the first quarter and the strong start to 2015. The benefits of our integrated platform were evident during the first quarter of 2015. Increases in transaction volumes across business lines drove revenues, Adjusted EBITDA and margins higher. We continue to benefit from the outstanding efforts of our associates who provide value added solutions and services to our clients. We believe our unique partnership culture, our capital markets centric business model, our strong balance sheet, and the strategic investments we have made in our business will continue to add value and provide best in class services to our clients while positioning the Company to take advantage of the expected positive industry fundamentals in 2015 and beyond,” said Mark Gibson, chief executive officer of HFF.

“We would like to thank our clients for their continued confidence in our abilities to create and execute winning strategies for them as evidenced by our record results. The combination of our people and our collective industry expertise allows HFF to continue to benefit from the meaningful synergies which exist among each of the Company’s business lines,” added Mark Gibson.

HFF reports first quarter 2015 financial results

Consolidated Results for the First Quarter Ended March 31, 2015

The Company reported revenues of $94.3 million for the first quarter of 2015, which represents an increase of $18.2 million, or 24.0% compared to revenues for the first quarter of 2014 of $76.0 million. The Company generated operating income of $11.2 million during the first quarter of 2015, an increase of $7.4 million, or 194.3% when compared to operating income of $3.8 million for the first quarter of 2014. This increase in operating income is primarily due to the 24.0% increase in revenues and was partially offset by (a) increases in the Company’s compensation-related costs and expenses associated with the net growth in headcount of 78 associates during the last twelve months and an increase in contractual performance-based incentives for recruited transaction professionals, and (b) increases in other operating expenses due to the growth in transactional activity and the increase in headcount. These increases were partially offset by a reduction in non-cash stock compensation expense.

Interest and other income, net, totaled $5.5 million in the first quarter of 2015, an increase of $2.6 million, or 90.4%, when compared to $2.9 million in the first quarter of 2014. This increase is primarily a result of additional income recognized upon the initial valuation of the Company’s mortgage servicing rights as well as an increase in securitization and other agency-related income.

The Company reported net income for the quarter ended March 31, 2015 of $9.4 million, an increase of approximately $5.7 million, or 153.8%, when compared to net income of $3.7 million for the quarter ended March 31, 2014. Net income for the quarter ended March 31, 2015 was $0.25 per diluted share compared to $0.10 per diluted share for the first quarter of 2014. The increase of $0.15 per diluted share represents a 150.0% year-over-year improvement.

Adjusted EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) for the first quarter of 2015 was $17.8 million, which represents an increase of $6.0 million, or 50.7%, when compared to $11.8 million in the first quarter of 2014. This increase in Adjusted EBITDA is attributable to the increases in operating income as well as securitization and other agency-related income. The Adjusted EBITDA margin for the first quarter of 2015 was 18.9% compared to an Adjusted EBITDA margin of 15.6% in the first quarter of 2014.

HFF reports first quarter 2015 financial results

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Mar. 31,
	2015	2014
Revenue	$94,271	$76,031
Operating expenses:
Cost of services	56,379	46,074
Operating, administrative and other	24,537	24,086
Depreciation and amortization	2,119	2,053

Total expenses	83,035	72,213

Operating income	11,236	3,818
Interest and other income, net	5,541	2,910
Interest expense	(11)	(7)
(Increase) decrease in payable under the tax receivable agreement	1,091	501

Income before income taxes	17,857	7,222

Income tax expense	8,448	3,515

Net income	$9,409	$3,707

Earnings per share - basic	$0.25	$0.10
Earnings per share - diluted	$0.25	$0.10
Weighted average shares outstanding - basic	37,895,463	37,559,212
Weighted average shares outstanding - diluted	38,167,778	37,595,392
Adjusted EBITDA	$17,834	$11,834

HFF reports first quarter 2015 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.

First Quarter Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Three Months Ended March 31,
By Platform	2015		2014		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$7,836,727	274	$5,263,829	192	$2,572,898	48.9%	82	42.7%
Investment Sales	5,611,968	174	4,712,748	126	899,220	19.1%	48	38.1%
Equity Placement	503,752	23	659,329	21	(155,577)	-23.6%	2	9.5%
Loan Sales	255,571	5	36,582	4	218,989	598.6%	1	25.0%

Total Transaction Volume	$14,208,018	476	$10,672,488	343	$3,535,530	33.1%	133	38.8%

Average Transaction Size	$29,849		$31,115		$(1,266)	-4.1%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity
Discretionary Funds	$3,081,300		$1,552,000		$1,529,300	98.5%
Loan Servicing Portfolio
Balance	$41,376,084	2,519	$34,860,572	2,352	$6,515,512	18.7%	167	7.1%

Production volumes for the first quarter of 2015 totaled $14.2 billion on 476 transactions representing a 33.1% increase in production volume and a 38.8% increase in the number of transactions when compared to the production volumes of approximately $10.7 billion on 343 transactions for the first quarter of 2014. The average transaction size for the first quarter of 2015 was $29.8 million, which is approximately 4.1% lower than the comparable figure of approximately $31.1 million for the first quarter of 2014.

•	Debt Placement production volume was approximately $7.8 billion in the first quarter of 2015, representing an increase of 48.9% over first quarter of 2014 volume of approximately $5.3 billion.

•	Investment Sales production volume was approximately $5.6 billion in the first quarter of 2015, an increase of 19.1% over first quarter of 2014 volume of approximately $4.7 billion.

•	Equity Placement production volume was approximately $503.8 million in the first quarter of 2015, a decrease of 23.6% from the first quarter of 2014 volume of approximately $659.3 million.

HFF reports first quarter 2015 financial results

•	Loan Sales production volume was approximately $255.6 million for the first quarter of 2015, an increase of 598.6% from the $36.6 million of volume in first quarter 2014.

•	At the end of the first quarter of 2015, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $3.1 billion compared to approximately $1.6 billion at the end of the first quarter of 2014, representing a 98.5% increase.

•	The principal balance of the Company’s Loan Servicing portfolio reached $41.4 billion at the end of the first quarter of 2015, representing an increase of approximately $6.5 billion, or 18.7%, from $34.9 billion at the end of the first quarter of 2014.

Employment Comments

Consistent with its strategic growth initiatives, the Company continued to expand its total employment and production ranks to their highest levels since the Company went public in January 2007. The Company’s total employment reached 732 associates as of March 31, 2015, which represents a net increase of 78, or 11.9%, over the comparable total of 654 associates as of March 31, 2014. HFF’s total number of transaction professionals reached 286 as of March 31, 2015, which represents a net increase of 26, or 10.0% over the comparable total of 260 transaction professionals as of March 31, 2014. Over the past twelve months, the Company continued to add transaction professionals to existing lines of business and product specialties through the promotion and recruitment of associates in seventeen of the Company’s offices, including the Charlotte, NC office, which opened in July 2014.

Dividends

On January 20, 2015, the Company’s Board of Directors declared a special cash dividend of $1.80 per common share. The dividend was paid on February 13, 2015 to shareholders of record on February 2, 2015. The aggregate dividend payment totaled approximately $67.8 million.

Non-GAAP Financial Measures

This earnings press release contains a non-GAAP measure, Adjusted EBITDA, which as calculated by the Company is not necessarily comparable to similarly-titled measures reported by other companies. Additionally, Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and

HFF reports first quarter 2015 financial results

should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA with net income, see the section of this press release titled “Adjusted EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss first quarter 2015 financial results on April 29, 2015 at 6:00 p.m. Eastern Time. To listen, participants should dial 877-474-9506 for U.S. callers and 857-244-7559 for international callers approximately 10 minutes prior to the start of the call and enter participant code 75356137. A replay will become available after 10:00 p.m. Eastern Time on April 29, 2015 and will continue through May 4, 2015, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (for international callers) and entering participant code 73881320.

The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on April 29, 2015 beginning at 6:00 p.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 22 offices nationwide and is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, equity placement, investment banking and advisory services, loan sales and commercial loan servicing.

HFF reports first quarter 2015 financial results

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports first quarter 2015 financial results

HFF, Inc.

Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$142,493	$232,053
Accounts receivable, receivable from affiliate and prepaids	9,628	5,474
Mortgage notes receivable	604,246	185,128
Property, plant and equipment, net	10,348	10,173
Deferred tax asset, net	139,160	146,050
Intangible assets, net	25,925	24,359
Other noncurrent assets	971	1,015

Total assets	$932,771	$604,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$604,246	$185,128
Accrued compensation, accounts payable and other current liabilities	53,820	90,453
Long-term debt (includes current portion)	743	766
Deferred rent credit and other liabilities	7,565	7,304
Payable under the tax receivable agreement	133,065	134,156

Total liabilities	799,439	417,807
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 37,833,071 and 37,677,981 shares outstanding, respectively	383	381
Additional paid in capital	110,700	101,148
Treasury stock	(11,418)	(9,042)
Retained earnings	33,667	93,958

Total equity	133,332	186,445

Total liabilities and stockholders’ equity	$932,771	$604,252

HFF reports first quarter 2015 financial results

Adjusted EBITDA Reconciliation

The Company defines Adjusted EBITDA as net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) stock-based compensation expense, which is a non-cash charge, (v) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration, which is also a non-cash income amount that can fluctuate significantly based on the level of mortgage servicing right volumes, and (vi) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

HFF reports first quarter 2015 financial results

Set forth below is an unaudited reconciliation of consolidated net income to Adjusted EBITDA for the Company for the three months ended March 31, 2015 and 2014:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended Mar. 31,
	2015	2014
Net income	$9,409	$3,707
Add:
Interest expense	11	7
Income tax expense	8,448	3,515
Depreciation and amortization	2,119	2,053
Stock-based compensation	2,250	4,745
Initial recording of mortgage servicing rights	(3,312)	(1,692)
Increase (decrease) in payable under the tax receivable agreement	(1,091)	(501)

Adjusted EBITDA	$17,834	$11,834

Contacts:

GREGORY R. CONLEY

Chief Financial Officer

(412) 281-8714

gconley@hfflp.com

MYRA F. MOREN

Managing Director, Investor Relations

(713) 852-3500

mmoren@hfflp.com

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